Exhibit 10.7

CERTAIN IDENTIFIED INFORMATION MARKED BY [*] HAS BEEN EXCLUDED FROM THIS
EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

Exclusive Supply and Distribution Agreement

Entered into by and between

Biomm S.A.

And

CytoDyn Inc.

_________________________

April 6, 2021

________________________

Exclusive Supply and Distribution Agreement

This Exclusive Supply and Distribution Agreement (the “Agreement”) is made as of 6th of April, 2021 (“Effective Date”), by and between

CYTODYN INC. (“CytoDyn”), a corporation incorporated and legally existing under the laws of USA, with its principal office and place of business at 1111 Main Street, Suite 660, Vancouver, Washington 98660, hereby duly represented in accordance with its By-Laws, and

BIOMM S.A. (“Biomm”), a corporation incorporated and legally existing under the laws of Brazil, with headquarters at Regent Avenue, 705, Alphaville – Lagoa dos Ingleses, city of Nova Lima, State of Minas Gerais, enrolled with the CNPJ/MF under # 04.752.991/0001-10, hereby duly represented in accordance with its By-Laws,

CytoDyn and Biomm, individually, hereinafter referred to as “Party”, and jointly, “Parties”.

RECITALS

Whereas, CytoDyn is an American company that develops pharmaceutical products and intends to establish a distribution system in Brazil by qualified and specially trained partner that meets the established requirements;

Whereas, Biomm is a Brazilian pharmaceutical company engaged in the business of manufacturing and/or distributing pharmaceutical products in the Territory (as such term is defined below);

Whereas, CytoDyn has developed a drug substance and drug product, manufacturing process and the Intellectual Property Rights (as defined hereinafter) for the Product which, among other indications, is intended for COVID-19´s treatment (as defined hereinafter);

Whereas, CytoDyn has recently requested the Authorization For Emergency Use of Vyrologix before US FDA and other regulatory agencies;

Whereas, Brazilian National Health Surveillance Agency has recently allowed the Authorization For Emergency Use of products intended for COVID-19´s treatment, in order to immediately make available certain pharmaceutical drugs that are able to control the current public health emergency arising from the pandemic;

Whereas, Biomm intends to supply the Product to private and/or public healthcare providers that use the Product solely to treat patients, including but not limited to the MOH (“Entities”) as of now on an emergency basis, upon submission and approval of the Authorization For Emergency Use for the Product before ANVISA and, subsequently, on an ordinary basis;

Whereas, Biomm holds all necessary licenses and authorizations, at all government levels, to take the position of the Marketing Authorization Holder of the Product in the Territory;

Whereas, Biomm and CytoDyn have decided to join efforts to act immediately before ANVISA with the primary purpose of supplying the Product on an emergency basis to save as many lives as possible;

Whereas, Biomm and CytoDyn now desire to enter into this Agreement to provide the terms and conditions upon which CytoDyn supplies the Product on an exclusive basis for distribution and sale of Vyrologix in the Territory to private and/or public institutions.

Agreement

Now Therefore, in consideration for the covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth below.

1.Certain Definitions.
1.1“Affiliate” means, with respect to any Party, another entity or person which directly or indirectly, is controlled by, or controls, or is under common control with such Party, where, for purposes of this definition, the term “control” means ownership, directly or indirectly, of more than 50% of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than 50% of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or if such level of ownership or control is prohibited in any country, any entity owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.
1.2“ANVISA” means the Brazilian National Health Surveillance Agency or Agência Nacional de Vigilância Sanitária.
1.3“Approvals” has the meaning given to that term in Section 2.10.

1.4“CMED” means Câmara de Regulação de Mercado de Medicamentos, the Brazilian interministerial chamber that approves prices of drug products in Brazil.
1.5“Confidential Information” means any confidential or proprietary information of a Party disclosed to the other Party or generated in the course of this Agreement, including inventions, know-how, works of authorship, software, data, software tools, designs, schematics, plans or other information relating to any work in process, future development, engineering, manufacturing, marketing or business plan, or financial or personnel matters relating to either Party, its present or future products, sales, suppliers, customers, employees, investors or business.
1.6“Current Good Manufacturing Practice” or “cGMP” means the methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a drug to assure that such drug meets the regulatory requirements of the United States Food and Drug Administration and as further defined in 21 C.F.R. Parts 210 and 211 and the guidance of the Center for Drug Evaluation and Research (“CDER”) and the Center for Biologics Evaluation and Research (“CBER”), and the European Commission Directive 2003/94/EC of October 8, 2003.
1.7 “Definitive Product Registration” means ANVISA’s formal approval (i.e., that is not on an emergency use basis) of the Product for treating any indications in humans, together with CMED´s price approval. for the Product.
1.8“Authorization For Emergency Use” or “Authorization” means the authorization granted by ANVISA for emergency use of the Product intended for COVID-19 treatment, in order to immediately make available certain pharmaceutical drugs that are able to control de current public health emergency arising from the pandemic.
1.9 “Distribution Price” [*]
1.10“FDA” means the United States Food and Drug Administration.
1.11“Intellectual Property Rights” means any and all rights in and to discoveries, concepts, ideas, technical information, developments, specifications, methods, drawings, designs, flow charts, diagrams, models, formulae, procedures, processes, schematics, specifications, algorithms, apparatus, inventions, ideas, know-how, materials, techniques, methodologies, modifications, improvements, works of authorship and data (whether or not protectable under patent, copyright, trade secrecy or similar laws), including patents, utility models, and registered and unregistered designs, including mask works, copyrights, trade secrets, design history, manufacturing documentation, and any other form of protection afforded by law to inventions, models, designs, works of authorship, databases or technical information and applications and registrations with respect thereto.
1.12“Marketing Authorization” means all necessary approvals issued by ANVISA for Territory required to develop, market, sell or have sold the Product in the Territory but excluding any CMED’s pricing approval.

1.13“Marketing Authorization Holder” or “MAH” means Biomm that holds the regulatory Approval to place the Product on the market in the Territory and is responsible for the medicinal product by obtaining the Marketing Authorization granted by the responsible regulatory authorities in the Territory.
1.14“Non-Conforming Shipment” has the meaning set forth in Section 4.3(a).
1.15“Packaging Specifications” means lay-out, including design and text, material specifications and other instructions of carton, label and insert defined by Biomm according to ANVISA´s regulations.
1.16“Pharmacovigilance Agreement” means a separate agreement, executed in accordance with Section 6.5(b) of this Agreement, between the Parties that shall be incorporated herein by reference, and following its execution shall be attached hereto and made a part hereof, and which sets forth, among other things, the process and procedure for sharing adverse event information.
1.17“Purchase Price” means [*]
1.18“Product” means a subcutaneous injectable biopharmaceutical drug product that contains CytoDyn´s proprietary leronlimab product (a humanized monoclonal antibody targeting against the CCR5 receptor) as the only active pharmaceutical ingredient for treating COVID-19, Vyrologix, as further described in the applicable product specification.
1.19 “Purchase Order” means a purchase order that is issued by Biomm for the purpose of obtaining the Product under this Agreement.
1.20“Quality/Technical Agreement” means a separate agreement, executed in accordance with Section 6.5(a) of this Agreement, between the Parties that shall be incorporated herein by reference, and following its execution shall be attached hereto and made a part hereof, and which sets forth, among other things, the quality control and quality assurance terms for the Product. In case of a discrepancy between this Agreement and the Quality /Technical Agreement, as to quality and technical matters the terms of the Quality/Technical Agreement shall govern.
1.21“Subdistributor” has the meaning set forth in Section 2.8.
1.22“Territory” means the country of Brazil.
2.Performance Obligations
2.1Manufacture and Supply.  CytoDyn shall manufacture and supply the Product in accordance with the Quality Agreement and all applicable laws and regulations. CytoDyn shall perform its activities in accordance with professional standards and practices including, but not limited to cGMP.
2.2 Biomm shall provide CytoDyn, upon request and only for use in accordance with the terms of this Agreement, with any information that CytoDyn reasonably requires to perform its obligations under this Agreement.
2.3CytoDyn shall pack the Products in accordance with the Packaging Specifications to be provided by Biomm according to Anvisa´s instructions.
2.4Distribution
(a)Appointment.  Subject to the terms and conditions of this Agreement, CytoDyn appoints Biomm as CytoDyn’s exclusive distributor of the Product in the Territory during the Term.  Biomm hereby accepts such appointment and agrees to diligently promote, market, distribute and sell the Product in the Territory during the Term.
(b)Exclusivity. During the Term, CytoDyn shall not supply the Product or the rights to import, distribute, resell or market the Product in the Territory, directly or indirectly, to any public or private entity in Brazil without Biomm´s consent and participation, and Biomm shall purchase all of its requirements of the Product from CytoDyn and not from any other third party without CytoDyn’s prior written consent.
(c)Intent. The Parties’ intention of this Agreement is to obtain Authorization(s) of the Product before ANVISA, with Biomm being the Marketing Authorization Holder in the Territory.
(d)Conditions Precedent. The Parties’ respective rights, licenses and [*]
2.5Application for Authorization. Biomm shall arrange a pre-submission [*]
2.6Definitive Product Registration. For the Definitive Product Registration, the Parties undertakes to amend this Agreement to describe the specific regulatory and commercial terms, being right that Biomm will be the Marketing Authorization Holder of the Product in the Territory.
2.7Restrictions.  Biomm shall not directly or indirectly advertise, market, promote, sell, deliver, tender, solicit or fill orders for Product outside the Territory. Biomm shall not itself, or permit others to, modify, adapt, alter, reverse engineer or disassemble Product or create derivative works from the Product.  Biomm shall not remove, alter, or obscure in any way any proprietary rights notices of CytoDyn (including patent markings, copyrights, trademarks or other attributions to CytoDyn) or any batch, lot or registration numbers on or within any Product, sample or documentation provided by CytoDyn to Biomm. Biomm shall not directly or indirectly sell Products to anyone except directly to the Entities. Biomm shall not make any representations, warranties, guarantees or statements to third parties regarding the specifications, features or efficacies of the Products that are additional to or inconsistent with any statements, representations, warranties or guaranties regarding the Products without express authorization in writing by CytoDyn.

2.8Subdistributors. Biomm shall not appoint pharmaceutical distributors to distribute the Product without CytoDyn’s prior written consent.

2.9Inspection.
(i)Biomm shall permit representatives of CytoDyn, after reasonable notice and during Biomm’s normal business hours, to inspect Biomm’s facilities and inventory of Product to confirm that Biomm is complying with all of its obligations under this Agreement, including that Biomm is meeting applicable quality control standards and is otherwise complying with the Quality/Technical Agreement, Approvals, and all laws, rules and regulations applicable to Biomm’s storage, handling, promotion, marketing, sale and delivery of Product in the Territory.
(ii)CytoDyn shall permit representatives of Biomm, after reasonable notice and during CytoDyn’s normal business hours, to inspect CytoDyn’s production facility and that of its active pharmaceutical ingredient (API) supplier to prepare for ANVISA’s inspection or other Biomm´s inspection as needed. CytoDyn shall also allow Biomm to access the dossier for the Product a reasonable period of time in advance of submitting it to ANVISA for registration.
2.10Regulatory Filings. Biomm shall, at its own cost, with the assistance of CytoDyn, prepare the transfer, translation and interpretation of the relevant data and materials submitted to the FDA to the extent necessary to complete the relevant filings with the ANVISA and all applicable local regulatory agencies, and shall translate the proposed label and summaries of the clinical information for filing with the local healthcare regulatory authorities and all other applicable regulatory authorities in each country in the Territory, and shall take such other actions, at its own cost, as are necessary to obtain and maintain throughout the Term all governmental approvals, authorizations, licenses, permits, registrations and consents that are, or may in the future be, required for the Parties to perform under this Agreement (“Approvals”), including any government registration, reimbursement and marketing approvals, import and export registrations or licenses, customs clearances, currency authorizations and any certificates, authorizations or permits necessary to store, handle, transport, promote, market, distribute and sell Product in each country in the Territory.  CytoDyn, at its own cost, shall delegate no less than two of its senior specialists in relation to the Product to assist Biomm with meetings, demonstrating the Product’s relevant data and materials, and filings with all applicable local regulatory agencies. The development of any additional data and information of the Product necessary for Approvals in the Territory shall be CytoDyn’s responsibility and cost. For clarity, the Approvals shall be held in Biomm’s name, to the extent required by ANVISA.
2.11Cooperation. Biomm shall cooperate with CytoDyn and provide CytoDyn with all necessary information, data and reasonable assistance in order for CytoDyn to efficiently and effectively achieve commercially reasonable regulatory results for the Products throughout the world. The Parties together with applicable third parties who are distributors, sellers or manufacturers of the Products shall enter into a Pharmacovigilance Agreement to help facilitate the collection, sharing and reporting to applicable regulatory authorities of all safety and adverse event information relating to the Products.  CytoDyn shall have the sole right to create and maintain, and shall be the sole owner of, a master drug safety database that shall cross-reference any adverse event relating to Product occurring anywhere in the world. Biomm shall maintain records of all Product-related complaints of any nature and reports of all adverse events that it receives with respect to Product in the Territory and shall submit to CytoDyn all data collected by it with respect to adverse events and all copies of complaints relating to the Product (with electronic copies of source documents) within the time period set forth in the Pharmacovigilance Agreement, but in no case later than 5 (five) business days after Biomm’s receipt of the same. If requested by CytoDyn, Biomm shall cooperate with CytoDyn in a timely manner in any investigation or resolution of complaints involving the Product.
2.12Regulatory Compliance. In performing its obligations hereunder each Party shall comply with all applicable federal, state, municipal, or local laws, rules, regulations, orders, decisions or permits of any relevant jurisdiction relating to matters including, but not limited to foreign corrupt practices, employment, safety, health, environmental standards and requirements, non-discrimination, equal employment opportunity, import/export and privacy protection. For greater certainty, in performing its obligations hereunder, Biomm shall not make any payments to a government official.  Without limiting the foregoing, at all times during the Term Biomm shall comply with all requirements of the Approvals. Biomm shall keep CytoDyn informed of the regulatory requirements in the Territory and shall promptly notify CytoDyn in writing, and provide a copy to CytoDyn, of any correspondence, reports or other communication with respect to Product submitted to or received from any regulatory authority in the Territory. Biomm shall immediately notify CytoDyn in writing if Biomm suffers the loss or impairment of any Approval required for Biomm to import the Product into the Territory or to distribute, market, promote or sell the Product in the Territory or to otherwise perform its obligations under this Agreement. Likewise, CytoDyn shall immediately notify Biomm, as early as possible, in writing, if CytoDyn suffers or potentially suffers the loss or impairment of any license, permit or other authorization required for CytoDyn to manufacture and supply the Product.
2.13Use of Trademarks.  Subject to the terms of this Agreement, CytoDyn hereby grants to Biomm a non-exclusive, nontransferable, and nonassignable authorization to use the name and trademark, Vyrologix, and other trademarks, service marks, trade dress, and/or logos which are owned by, or licensed or assigned to, CytoDyn (“CytoDyn Marks”) as agreed upon in advance by CytoDyn, solely to promote Product in a manner consistent with this Agreement.  Except as set forth in the preceding sentence, Biomm shall not have, assert or acquire any right, title or interest in or to any CytoDyn Marks or any goodwill related thereto. Biomm shall provide CytoDyn with a sample of each proposed use of CytoDyn Marks and shall obtain CytoDyn’s approval of such sample prior its use.  Biomm shall use the CytoDyn Marks in the form provided and in conformance with any trademark usage policies provided, from time to time, by CytoDyn to Biomm.  Biomm shall not adopt, use, or attempt to register any trademarks or trade names that are confusingly similar to the CytoDyn Marks.
2.14Ownership of Intellectual Property Rights.  The rights granted to Biomm under this Agreement do not constitute and shall not be construed as a grant or a license to Biomm of or under any of CytoDyn’s Intellectual Property Rights.  Biomm acknowledges and agrees that

CytoDyn has sole and exclusive right, title and interest in and to all Intellectual Property Rights covering, claiming or associated with the Product, including any improvements and modifications thereto, and in and to all goodwill associated therewith.  CytoDyn shall exclusively own any and all data, information, results and analyses related to the Product and generated by either Party’s performance under this Agreement and CytoDyn shall have the unrestricted right to use any and all such data, information, results and analyses for any purpose whatsoever.
3.Purchase Orders
3.1Purchase Orders (“PO”).  Biomm shall notify CytoDyn as soon as the [*]
3.2[*]
3.3All orders shall be evidenced by specific and separate Purchase Orders issued by Biomm to CytoDyn pursuant to this section.  Purchase Orders for Product may be submitted by Biomm to CytoDyn in writing, or electronically pursuant to a mutually agreed upon process. All Purchase Orders shall only contain: (a) the quantities ordered; (b) the Purchase Price for Product as agreed between the Parties; (c) mutually agreed-to delivery dates; and (d) shipping instructions. Each Purchase Order shall be deemed to be a transaction issued under the terms of this Agreement between the Parties.
3.4Purchase Price. Subject to the other provisions of this Agreement, CytoDyn shall [*]
3.5 Production and Delivery Capacity.

(a)[*]
(b)Notwithstanding anything to the contrary herein, if CytoDyn, at such time it knows or becomes aware that it is unable to secure the manufacturing capacity necessary to provide to Biomm the quantity of Product specified above, then CytoDyn shall promptly inform Biomm in writing and shall use commercially reasonable efforts to increase production capacity to meet Biomm’s estimated quantity and delivery requirements.
4.Delivery and Acceptance; Recall
4.1Time and Place of Delivery. CytoDyn shall deliver the Product FCA (Incoterms 2020) [*] to arrive within the timeframe specified, as set forth in the Purchase Orders as accepted by CytoDyn in accordance with Section 3.3.
(a)If CytoDyn fails to meet an accepted Purchase Order delivery date, it will pay a penalty established in the agreement signed between Biomm and Entities.
(b)CytoDyn shall deliver the Product in accordance with the shipment instructions specified in the Quality/Technical Agreement for long distance international transportation, including with temperature recorders. The Parties shall collaborate on cold chain validation between their respective premises, sharing the costs of such validation.

4.2Shelf Life. As part of its obligation to deliver the Product to Biomm in accordance with the specifications, CytoDyn shall deliver to Biomm Products with not less than [*] such shelf life being determined based solely on CytoDyn’s internal stability test data.
4.3Inspection and Rejection.
(a)Biomm shall inspect each shipment of the Product upon its release of the goods (customs and ANVISA)  and shall notify CytoDyn in writing of any claims for shortages or alleged failure of the Product to conform to the warranty set forth in Section 6.2  (“Non-Conforming Shipment”) within 20 (twenty) days after receipt of such shipment, except if any special request is done by regulatory authorities; provided that, in the case of any latent or other defect which was not, and could not reasonably be expected to have been found by exercise of ordinary care in inspection (“Latent Defect”), Biomm shall notify CytoDyn of such Non-Conforming Shipment within 20 (twenty) days after Biomm discovers the Latent Defect. Biomm shall submit all such claims to CytoDyn in writing, setting forth in full the details, basis and amount of such claim, shall request a return goods authorization number and shall, if requested by CytoDyn and as soon as the regulatory authority allows Biomm to do so, return a sample of such Non-Conforming Shipment to CytoDyn freight collect and properly insured.
(b)If CytoDyn disputes Biomm’s claim made as provided above, such dispute shall be resolved by an independent testing organization or consultant of recognized repute as mutually agreed upon by the Parties, which agreement shall not be unreasonably withheld or delayed by either Party. The determination of such organization or consultant shall be final and binding upon the Parties and the costs therefor shall be paid by the Party against whom the determination is made.  If CytoDyn agrees with Biomm’s claim or if the testing organization or consultant determines that any shipment of Product is a Non-Conforming Shipment and that the warranty has not been voided for any of the reasons set forth in Section 6.2, then the remedy for breach of warranty shall apply.
(c)In the event of a Non-Conforming Shipment notified to CytoDyn within the agreed time period, and if such Products are unusable and remain unusable by Biomm, the Parties shall negotiate in good faith whether CytoDyn will destroy such Products or replace such Products free of charge or credit to Biomm the net amount actually paid for any such Product, including, without limitation, all logistic expenses, taxes and duties. In the event the Parties decide to destroy Products, the costs for such destruction shall be borne by CytoDyn.
(d)Upon receiving a written claim from Biomm of any Non-Conforming Shipment and provided that CytoDyn agrees with Biomm’s claim or if a testing organization or consultant determines that any shipment of Product is a Non-Conforming Shipment and provided that the warranty has not been voided, CytoDyn shall at CytoDyn’s sole expense promptly (and in no event longer than 90 days) correct, at no cost to Biomm, any such non-conformity by replacement of the Product that did not conform to such warranty and shall provide technical assistance to Biomm to address the Product non-conformity issues.  Any replacement shall be considered a new Product for purposes of this Section. Except for Biomm’s right to indemnification as set forth in Section 7.a, the foregoing shall be CytoDyn’s sole and exclusive liability, and Biomm’s sole and exclusive remedy, for any failure of the Product to conform to the warranty above.

4.4Documents. Each shipment of the Product shall be accompanied by accurate and complete documents including, but not limited to relevant certificates of analysis, certificates of compliance and packing list and a copy of the invoice duly hand signed.
4.5Recall. Each Party shall promptly inform the other Party of any circumstances giving rise to a possible or actual recall or withdrawal of Product in the Territory (collectively referred to as a “Recall”) or if any Recall is desirable or required by law or regulatory authority in the Territory. Thereafter, the Parties shall promptly discuss reasonably and in good faith whether to carry out a Recall in the Territory and, if so, the manner in which to carry out such Recall.  Biomm shall initiate no communications regarding any Recall with the news media, customers, regulatory authorities or other third parties without the prior written approval of CytoDyn, except if and to the extent required by applicable law.  CytoDyn shall have sole authority to implement a Recall, provided that Biomm shall be responsible for physically recovering the recalled Products in the Territory.  Biomm shall carry out the Recall in coordination and consultation with CytoDyn, in the manner agreed by the Parties, and in a manner which enables CytoDyn to meet its regulatory requirements as expeditiously as possible and in such a way as to cause the least disruption of sales of the Product in the Territory and to preserve the goodwill and reputation of the Parties and the Product. All costs and expenses associated with a Recall shall be borne by: (a) CytoDyn, if the Recall results from acts or omissions of CytoDyn or any contract manufacturer retained by CytoDyn; or (b) Biomm, if the Recall results from acts or omissions of Biomm or any of its subdistributors.
4.6Serialization.  The Parties acknowledge and agree that all Products delivered to Biomm under this Agreement are not required to be and will not be serialized.
5.Invoices: Method of Payment
5.1Invoices.  At the time of each shipment, CytoDyn shall send an invoice to Biomm specifying the total amount due under the invoice, calculated as the Purchase Price times the quantity of Product contained in the shipment.
5.2Payment. [*] Biomm shall pay to CytoDyn the amount owed to CytoDyn under Section 3.3.
5.3Payment Method.  All payments under this Agreement shall be made by bank wire transfer in immediately available funds to a U.S. account designated in writing by CytoDyn or by other mutually acceptable means.
5.3.1Credit Protection. Thirty (30) days before each shipment, Biomm shall open, at an internationally well-known bank reasonably acceptable to CytoDyn, an international bank letter of credit  “LoC” that: (i) designates CytoDyn as the beneficiary; (ii) allows CytoDyn to draw on the LoC after presenting this Agreement, an invoice that has become due pursuant to Section 5.2 and the corresponding airway bill, each containing the required information as the Parties agreed and specified in the LoC; (iii) whose authorized amount is at least equal to the amount payable by Biomm to CytoDyn under each individual Invoice Order; (iv) and otherwise complies with the Uniform Customs and Practice for Documentary Credits latest version and Supplement to the Uniform Customs and Practice for Documentary Credits for Electronic

Presentation (eUCP).  To the extent that amounts drawn by CytoDyn in accordance with this Section 5.3.1 is less than the amounts actually owed by Biomm to CytoDyn under Section 3.3, the amounts drawn shall be set off against, but shall not be in lieu of, the amounts actually owed Biomm to CytoDyn under Section 3.3.
5.4Interest.  In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at a rate per annum equal to 1% above the U.S. Prime Rate (as set forth in the Wall Street Journal, Eastern U.S. Edition) for the date on which payment was due, calculated daily on the basis of a 365-day year, or similar reputable data source, limited to 5% of the amount due; provided that, in no event shall such rate exceed the maximum legal annual interest rate.
5.5Taxes. Unless otherwise provided on the Purchase Order, in addition to the price stated on the face of the invoice, Biomm shall pay costs for all sales, use, value-added or excise taxes, assessments or other charges, including customs duties, fees and inland Brazil freight and insurance or other shipping and handling charges, regulatory costs, marketing and medical costs attributable to the sale, use, shipment, transportation, or delivery of the Product, according the FCA (Incoterms 2020) [*]
5.6Audit.  Biomm shall keep and retain complete and accurate records pertaining to the disposition of the Product and amounts payable under this Agreement for each calendar year or part thereof during the Term in sufficient detail to permit CytoDyn to confirm the accuracy of all payments made or due hereunder for a period of two (2) years following the applicable calendar year or part thereof. CytoDyn shall have the right to appoint an independent internationally recognized audit firm, reasonably acceptable to Biomm, to audit the books of account of Biomm in order to determine whether Biomm has properly reported and accounted for any fees or payments due to CytoDyn pursuant to this Agreement.  The appointed audit firm may perform audits during regular business hours, not more than once in any calendar year during the Term and upon reasonable prior notice to Biomm.  CytoDyn shall bear the audit fees, unless such third party auditor determines that the amount actually due CytoDyn, in the aggregate, exceeds the amounts paid or deemed paid by Biomm hereunder by one hundred thousand U.S. Dollars ($100,000), in which case Biomm shall bear the audit fees.  The results of the audit shall be final and binding upon the Parties.
6.Representations And Warranties; Covenants

6.1By CytoDyn represents and warrants that (i) as soon as possible it will submit the request of product registration of Vyrologix before U.S. FDA, (ii) it has the rights to the distribution and sale of the Product is not currently being negotiated with a third party, and (iii) the technology it has developed to produce the Products does not infringe third party’s intellectual property rights.
6.2CytoDyn represents and warrants that the manufacturing facilities and processes utilized for the manufacture, fill/finish and labeling of the Products comply with applicable government regulations, such as regulatory authorities’ GMP certificate, among others.

6.3CytoDyn represents and warrants that the Product provided hereunder shall be manufactured in compliance with cGMP, and, at the time of delivery, shall be free from defect, encumbrance or lien, and shall be delivered according to the terms of the relevant Purchase Order accepted by CytoDyn. The foregoing warranty is contingent upon normal and proper use of the Products in their intended applications. The foregoing warranty shall be void, and CytoDyn shall have no obligations or liability hereunder, with respect to any Products that are abused, damaged, altered, tampered with, modified or adulterated after delivery or are used, stored or handled after delivery in any manner other than as designed or intended under normal use, or if any breach of the foregoing warranty is due in whole or in part to any act or omission of Biomm or any subdistributor or other contractor, representative or agent of Biomm (including any mishandling of Product or any translations of Product labels, packaging, documentation or promotional material by Biomm).
6.4By Biomm. Biomm represents, expressly warrants and covenants that it does not and shall not during the Term employ, contract with, or retain any person directly or indirectly to perform Biomm’s obligations under this Agreement if such person is (i) debarred by either the U.S. Food and Drug Administration under 21 U.S.C. Section 335(a) or any equivalent law or regulation in the Territory, or (ii) disqualified as described in 21 C.F.R. Section 812.119, or any equivalent law or regulation in the Territory. If Biomm becomes aware of the debarment or disqualification of any person or entity performing, directly or indirectly, any of Biomm’s obligations under this Agreement, Biomm agrees to notify CytoDyn immediately.
6.5Covenants.
(a)Quality/Technical Agreement.  As soon as practicable after the Effective Date, the Parties hereby agree to negotiate in good faith the execution of a Quality/Technical Agreement.  Such Quality/Technical Agreement shall be mutually agreed to in writing prior to placement of any Purchase Order for the Product.
(b)Pharmacovigilance Agreement. The Parties hereby agree to negotiate in good faith the execution of a Pharmacovigilance Agreement. Such Pharmacovigilance Agreement shall be mutually agreed in writing prior to placement of any Purchase Order for the Product. Subject to applicable laws and regulations in the Territory. Biomm as the holder of the MAH ensures that will be ultimately responsible towards the regulatory authorities for all pharmacovigilance obligations.
(c)Competitive Products.  CytoDyn acknowledges that Biomm will be free to sell other products intended for COVID-19´s treatment and for the other potential indications for the Product and that it is not considered a direct competitor to the Product.
(d)Compliance with Certain United States Laws.  Biomm acknowledges that the Product and other materials made available to Biomm by CytoDyn hereunder may be subject to the export administration regulations of the United States Department of Commerce and other United States governmental regulations related to the export of technical data and equipment and products.  Biomm agrees to comply with all such applicable regulations in connection with the distribution of the Product and performance of this Agreement. Biomm also agrees that it will comply with the requirements of the U.S. Foreign Corrupt Practices Act, as amended from time to time, and will refrain from making any payments to third parties that would cause Biomm or CytoDyn to violate such laws. Biomm hereby agrees to indemnify and hold CytoDyn harmless from any breach by Biomm of this section.
7.Indemnification And Liability

7.a Mutual Indemnification. Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and its Affiliates, and their respective directors, employees, consultants and agents (the “Indemnified Parties”) from and against any and all liabilities, losses, damages, costs, and other expenses (including attorneys’ and expert witnesses’ costs and fees) (“Losses”) incurred by the Indemnified Parties (or any of them) as a result of any claim, demand, action or proceeding by any third party (a “Claim”) to the extent arising from or relating to any material breach of any representation, warranty, covenant, or obligation of the Indemnifying Party under this Agreement or any intentional misconduct or negligence by the Indemnifying Party or any of its employees, agents, or subcontractors (including, with respect to Biomm, any subdistributor), except to the extent such Losses result from the intentional misconduct or negligence of, any of the Indemnified Parties. Under any circumstances, CytoDyn shall be responsible for losses, damages, adverse effects, accidents or product liability of any kind whatsoever, whenever the same can be proved to have occurred because the undertaking by CytoDyn, as defective quality of the Product supplied by CytoDyn, and/or its components, package, leaflet, drug leaflet (printed directions for the use of the Product), etc, information to final consumers or other motive attributed by CytoDyn. Under any circumstances, Biomm shall be responsible for losses, damages, adverse effects, accidents or product liability of any kind whatsoever, whenever the same can be proved to have occurred because the undertaking by Biomm regarding the marketing, sale or distribution of the Product or other reasons attributed to Biomm.

7.1Indemnification Procedures. In the event of any Claim for which any Indemnified Party is or may be entitled to indemnification hereunder, the Indemnified Party may, at its option, require the Indemnifying Party to defend such Claim at the Indemnifying Party’s sole expense; provided, however, that the obligations of Section 7.a shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the other Party, which consent shall not be withheld or delayed unreasonably.
7.2Failure to Defend or Settle. If the Indemnifying Party fails or wrongfully refuses to defend or settle any Claims, then the Indemnified Party shall, upon written notice to the Indemnifying Party, have the right to defend or settle (and control the defense of) such Claims. In such case, the Indemnifying Party shall cooperate, at its own expense, with the Indemnified Party and its counsel in the defense and settlement of such Claims, and shall pay, as they become due, all costs, damages, and reasonable legal fees incurred therefore.
7.3Liability. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS, INCLUDING, WITHOUT LIMITATION, CYTODYN´S INDEMINIFICATION OBLIGATIONS ARISING FROM THIRD-PARTY CLAIMS FOR ADVERSE REACTIONS, OR ITS BREACH OF SECTION 11 (CONFIDENTIALITY), WHICH ARE NOT LIMITED BY ANY LIABILITY CAP: (I) IN NO EVENT WILL EITHER OF THE PARTIES BE LIABLE

TO THE OTHER FOR ANY INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGES OR LOSS OF PROFITS IN RELATION TO, OR ARISING OUT OF THE OPERATION OR TERMINATION OF THIS AGREEMENT, EVEN IF SUCH LOSS, DAMAGE, OR LOSS OF PROFITS WAS OR SHOULD HAVE BEEN REASONABLY FORESEEABLE; AND (II) EACH PARTY’S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, WILL NOT EXCEED THE AMOUNT PAID OR OWED BY BIOMM TO CYTODYN UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE INCIDENT GIVING RISE TO THE CLAIM.
8.Insurance Protection.  Each Party shall obtain and maintain during the Term liability, comprehensive, and workers’ compensation insurance with a reputable insurance company to help protect against those insurable risks that such Party may incur in connection with the performance of its obligations under this Agreement. Each Party shall provide, upon request, to the other Party any such policies of such insurance, and the premium receipt(s) and insurance certificate(s) therefore.
9.Trademark and Patent Litigation. Any litigation or administrative proceedings concerning trademarks, patent and/or patent applications in the name of CytoDyn or an Affiliate filed and protected in Brazil related to sale of the Product in the Territory shall be conducted and controlled by CytoDyn or its Affiliate. All costs and expenses related to such proceedings shall be borne by CytoDyn.
10.Term; Termination
10.1Term. Unless terminated sooner as provided in Section 10.2, this Agreement shall enter into effect on the Effective Date and will remain in force until the Definitive Product Registration is granted. (the “Term”).
10.2Termination Events
(a)For Cause. Either Party shall have the right to terminate this Agreement if at any time the other Party has materially breached any of its obligations hereunder (and has not cured such breach after being given the reasonable opportunity to do so).
(b)Force Majeure. A Party shall have a right to terminate this Agreement in accordance with Section 12.12.
(c)Business Circumstances. A Party shall have the right to terminate this Agreement in the event of the other Party’s liquidation, bankruptcy or state of insolvency.
(d)Regulatory Decisions. Without prejudice to Section 10.1 above, a Party may terminate this Agreement upon written notice to the other Party in the event that ANVISA makes a final, non-appealable decision to not approve the Authorization or withdraws approval of the Authorization.
(e)Biomm and CytoDyn Disqualification.  Either of the Parties may terminate this Agreement effective immediately upon delivery of written notice to the other (i) if a Party fails to secure or renew any license, permit, authorization, or other Approval for the conduct of its business or if any such license, permit, authorization, or Approval is revoked or suspended, or (ii) if a Party becomes legally disqualified for any reason from importing, exporting, distributing, promoting or selling the Product in the Territory or otherwise from performing its obligations under this Agreement.
10.3Change of Control or Sale of Product´s rights. The Parties expressly acknowledge that this Agreement shall continue in force and all sections herein will remain applicable to the Parties and/or their successors in case of a change of control of any of the Parties and/or sale of the Product´s rights. In the event that a Party experiences a change of control, such Party shall give prior written notice to the other Party any time before the change of control or sale of Product´s rights. For the avoidance of any doubt, internal reorganizations change in board or senior management within CytoDyn or Biomm shall not be considered as a change of control.
10.4Effects of Termination. Upon expiration of the Term or earlier termination of this Agreement, Biomm shall provide, in a prompt and timely manner, all cooperation and assistance to CytoDyn, and shall undertake all actions as are required or reasonably requested by CytoDyn, to facilitate the smooth transition of Biomm’s obligations hereunder to CytoDyn or to CytoDyn’s Affiliate, distributor or other designee and to enable CytoDyn or its designee to assume, with as little disruption as possible, the promotion, marketing, import, sale and distribution of Products in the Territory.  Thereafter Biomm shall:
(a)cease all further activities related to the Products, including all promotion, marketing, distribution and sales of the Products in the Territory;
(b)cease all further use of, and promptly collect and return or, at CytoDyn’s request, destroy all documents containing CytoDyn Marks or Confidential Information of CytoDyn, all promotional material, and other Product-related sales or sales training materials;
(c)transfer all Approvals to CytoDyn;
(d)pay any and all amounts due and payable to CytoDyn under this Agreement.
10.5Survival. Section 2.14, Article 6, Article 7, Section 10.4 and Article 11 shall survive the expiration or termination of this Agreement.
11.Confidentiality
11.1Confidentiality Obligations. Each Party shall at all times, and notwithstanding any termination or expiration of this Agreement, hold in confidence and not disclose to any third party Confidential Information of the other Party, except as approved in writing by the other Party to this Agreement, and shall use the Confidential Information for no purpose other than the purposes expressly permitted by this Agreement. Each Party shall only permit access to Confidential Information of the other Party to those of its employees, consultants, agents, and attorneys having a need to know and who are bound by confidentiality obligations at least as restrictive as those contained herein. The obligations in this Section 11.1 shall terminate ten years from the date of expiration or termination of this Agreement.

11.2Exceptions to Confidentiality Obligations. A Party’s obligations under this Agreement with respect to any portion of the other Party’s Confidential Information shall terminate when the Party that is subject to such obligations can document in writing that such information:
(a)entered the public domain through no fault of such Party;
(b)was in such Party’s possession free of any obligation of confidence at the time it was communicated to such Party by the other Party;
(c)was rightfully communicated to such Party free of any obligation of confidence subsequent to the time it was communicated to such Party by the other Party; or
(d)was developed by employees or agents of such Party independently of and without reference to any information communicated to such Party by the other Party.
11.3Authorized Disclosure. Notwithstanding anything to the contrary, a Party shall not be in violation of Section 11.1 with regard to a disclosure of the other Party’s Confidential Information that is in response to a valid order by a court or other governmental body or necessary to comply with applicable law or governmental regulations, provided that if such Party is required to make any such disclosure of the other Party’s Confidential Information it shall to the extent practicable give reasonable advance notice to the other Party of such disclosure requirement in order to permit the other Party to seek confidential treatment of or to limit the Confidential Information required to be disclosed.
11.4Separate Confidential Disclosure Agreements. Any prior confidential disclosure agreements between the Parties are incorporated by reference to this Agreement. In case of a discrepancy between the terms of this Agreement and such prior agreements, the terms of the separate Agreement shall prevail. Notwithstanding the foregoing, the Parties from time to time may execute additional confidential disclosure agreements, as required by their respective SOPs, for the limited and specific purpose of conducting audits.
12.Miscellaneous
12.1Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent, to any Affiliate, and CytoDyn may, without the consent of Biomm, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets or its line of business to which this Agreement relates or to the successor entity or acquirer in the event of CytoDyn’s merger, consolidation, sale of stock or other change of control.  Notwithstanding the foregoing, any assignment to an Affiliate shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

12.2Relationship of the Parties. It is expressly agreed that CytoDyn and Biomm shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency of any kind. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
12.3Amendment. Unless otherwise provided herein, this Agreement may not be changed, waived, discharged, or terminated orally, but instead only by a written document that is signed by the duly authorized officers of both Parties.
12.4Waiver. No failure or delay by either Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial waiver thereof include any other or further exercise thereof or the exercise of any other right, power, or privilege.
12.5Severability. Whenever possible, each provision of the Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement and this Agreement shall be interpreted and construed as if such provision had never been contained herein.
12.6Notices. All notices and statements to be given (which shall be in writing) and all payments to be made hereunder (other than payments required to be wired) shall be given or made at the respective addresses of the Parties as set forth above, unless notification of a change of address is given. All notices, payments (other than wired payments) and statements to be made hereunder shall be mailed by certified or registered mail, return receipt requested, or sent by overnight courier, or by facsimile or other electronic means. Any notice given pursuant to this Agreement by mail shall be considered effective three business days after mailing. Any notice sent by overnight courier shall be considered effective one day after mailing. The date of transmission of any notice sent by electronic means shall be deemed to be the date the notice or statement is transmitted.
12.7Construction. The section headings of this Agreement are inserted for ease of reference only, and shall not be used to interpret, define, construe, or describe the scope or extent of any aspect of this Agreement. Unless otherwise expressly stated, when used in this Agreement the word “including” means “including but not limited to.” Each Party represents that it has had the opportunity to participate in the preparation of this Agreement and hence the Parties agree that the rule of construction that ambiguities be resolved against the drafting Party shall not apply to this Agreement.
12.8No third party Beneficiaries. Unless expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person other than Biomm and CytoDyn any rights, remedies, or other benefits under or by reason of this Agreement.

12.9Dispute Resolution. If a dispute arises under this Agreement, the Parties shall use reasonable efforts to attempt to resolve such dispute, including escalation of discussions to the appropriate level of management, prior to exercising any remedies that may exist before commencing an action against the other Party. Notwithstanding the foregoing, either Party may at any time seek equitable relief without first attempting to resolve a dispute under this Section 12.9 provided, however, that such Party notifies the other Party promptly after it files any such action.
12.10Equitable Relief. Each Party acknowledges and agrees that any breaches or violations of Section 11 may cause the non-breaching Party irreparable damage for which the award of monetary damages would be inadequate. Consequently, the non-breaching Party may seek to enjoin the breaching Party from any and all acts in violation of any such provisions, which remedy shall be cumulative and not exclusive, and a Party may seek the entry of an injunction enjoining any breach or threatened breach of such provisions, in addition to any other relief to which the non-breaching Party may be entitled at law or in equity.
12.11Governing Law. The Parties agree that they shall in good faith work towards implementation of this Contract and any dispute arising out of or in relation to this Contract shall be first attempted to be resolved amicably by mutual negotiations. This Agreement shall be governed by and interpreted under the laws of Delaware without regard to its conflict or choice of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. All dispute, controversy or claim arising out of or relation to this Agreement shall be finally settled by arbitration, to be conducted in accordance with the rules of the International Chamber of Commerce of USA or any re-enactment thereof. The arbitration proceedings and all documents under this Agreement shall be conduct in English. The decision of the arbitration court shall be final and binding and shall enforceable by any court having jurisdiction.
12.12Force Majeure. Except for a Party’s payment obligations, neither Party shall be liable to the other for any failure or delay in the performance of any of its obligations under this Agreement arising out of any event or circumstance beyond its reasonable control, including war, rebellion, pandemic, terrorism, civil commotion, strikes, lock-outs or industrial disputes; fire, explosion, earthquake, acts of God, flood, drought, or bad weather; or requisitioning or other act or order by any government, council, or constituted body. If such failure or delay occurs, then the affected Party shall give the other Party notice of the circumstances causing such failure or delay, and such Party shall be excused from the performance of such of its obligations that it is thereby disabled from performing for so long as it is disabled and for 60 days thereafter; provided, however, that such affected Party commences and continues to take reasonable and diligent actions to cure such failure or delay. Notwithstanding the foregoing, if a Party is disabled from the performance of any material obligation under this Agreement for a period of 120 days or more, then the other Party shall have the right to terminate this Agreement upon written notice to the other Party.
12.13Attorneys’ Fees. If any claim, action, or dispute arises between the Parties with respect to any matter covered by this Agreement that leads to a proceeding before a court of competent jurisdiction to resolve such claim, the Prevailing Party in such proceeding shall be entitled to receive from the other Party its reasonable attorneys’ fees, expert witness fees, court costs and other out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief that it may be awarded. For purposes of this Section 12.13, the term “Prevailing Party” means that Party in whose favor any monetary or equitable award is made or in whose favor any dispute is resolved, regardless of any settlement offers.
12.14Publicity. Neither Party shall disclose the fact that they are conducting business together or the existence of, or the provisions of, this Agreement to any other third party unless such disclosure is in response to a valid order by a court or other governmental body or necessary to comply with applicable governmental law or regulations provided. Notwithstanding the foregoing, each Party shall have the right to issue from time to time press releases that disclose the relationship of the Parties under this Agreement upon the prior agreement of the Parties, which agreement shall not be unreasonably withheld, delayed, or conditioned. Any press releases that are to be issued by either Party shall be in a form and substance as may be mutually agreed upon by the Parties, and shall reflect the requirements of the regulatory agencies for public companies.
12.15Entire Agreement. This Agreement includes all schedules attached hereto and any Packaging Specifications that are executed by authorized representatives of the Parties, and constitutes the entire Agreement by and between the Parties as to the subject matter hereof. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement supersedes and replaces in its entirety all prior agreements, understandings, letters of intent, and memoranda of understanding by and between the Parties hereto, in either written or oral form. No amendment or modification of this Agreement shall be valid unless set forth in writing referencing this Agreement and executed by authorized representatives of both Parties.
12.16English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement, or delivered pursuant to the terms of this Agreement, shall be in the English language. Any proceedings related to dispute resolution including, but not limited to legal, equitable, or alternative dispute resolution, shall be conducted in the English language.

[Signature page follows]

In Witness Whereof, the Parties hereto have this day caused this Agreement to be executed by their duly authorized officers.

Nader Pourhassan, Ph.D. President & CEO	Heraldo Carvalho Marchezini
CytoDyn Inc. By: /s/ Nader Pourhassan____________ Name: Nader Pourhassan, Ph.D. Title: President & CEO	Biomm S.A. By: _/s/ Heraldo Carvalho Marchezini ____ Name: Heraldo Carvalho Marchezini Title: CEO By: _/s/ Luciano Vilela _________________ Name: Luciano Vilela Title: CTO

Witnesses:

/s/s
1. /s/ Arian Colachis	2. /s/ Kelly Silveira Gomes Figueiroa
Name Arian Colachis	Name: Kelly Silveira Gomes Figueiroa
ID: General Counsel and Corporate Secretary	ID: OAB/MG 71710

SCHEDULE B

PHARMACOVIGILANCE AGREEMENT

[TO BE INSERTED UPON EXECUTION]

SCHEDULE C

QUALITY AGREEMENT

[TO BE INSERTED UPON EXECUTION]